Exhibit 10.11

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EIGHTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Eighth Amendment to Loan and Security Agreement (the “Amendment”) is made and entered into as of July 27, 2017, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and THE REALREAL, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement, dated as of September 19, 2013 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)

Bank and Borrower hereby agree that, immediately following the execution of this Amendment, the outstanding amounts under the Term Loan (as such term is defined immediately prior to the execution of this Amendment) shall he refinanced with the proceeds (i) of the Refinance Term Loan (as such term is defined immediately following the execution of this Amendment), and (ii) of Non-Formula Advances under the Non-Formula Revolving Line (collectively, the “Term Loan Refinancing”).

2)

Pursuant to Section 6.2(a)(ii) of the Agreement, Borrower is required to deliver audited consolidated and consolidating financial statements for Borrower’s 2016 fiscal year to Bank on or prior to June 30, 2017 (the “2016 Audited Financials”). As of the date hereof, Bank has not yet received the 2016 Audited Financials, resulting in a violation under the Agreement (the “2016 Audited Financials Violation”). Bank hereby (i) waives the 2016 Audited Financials Violation, and (ii) extends the due date for the 2016 Audited Financials to October 15, 2017.

3)	Section 2.1(b) of the Agreement is hereby amended and restated, as follows:

(a)	Refinance Term Loan.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) term loan to Borrower in a principal amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Refinance Term Loan”). The proceeds of the Refinance Term Loan shall be used solely to refinance Seven Million Five Hundred Thousand Dollars ($7,500,000) in outstanding principal under the Term Loan (as such term is defined immediately prior to the Eighth Amendment Effective Date).

(ii) Interest shall accrue from the date of the Refinance Term Loan at the rate specified in Section 2.3(a), and prior to the Refinance Interest Only End Date shall he payable monthly beginning on the first day of the month next following the Refinance Term Loan, and continuing on the same day of each month thereafter. Any portion of the Refinance Term Loan that is outstanding on the Refinance Interest Only End

Date shall be payable in 30 equal monthly installments of principal, plus all accrued interest, beginning on the date that is one month immediately following the Refinance Interest Only End Date, and continuing on the same day of each month thereafter through the Refinance Term Loan Maturity Date, at which time all amounts due in connection with the Refinance Term Loan and any other amounts due under this Agreement shall be immediately due and payable. The Refinance Term Loan, once repaid, may not he reborrowed. Borrower may prepay all or any portion of the Refinance Term Loan without penalty or premium.

4)	The following new Section 2.1(c) is hereby added to the Agreement, as follows:

(a)	Advances Under Non-Formula Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement, Borrower may request Non-Formula Advances in an aggregate outstanding principal amount not to exceed the Non-Formula Revolving Line. Amounts borrowed pursuant to this Section 2.1(c) may be repaid and reborrowed at any time prior to the Non-Formula Revolving Maturity Date, at which time all Non-Formula Advances under this Section 2.1(c) shall be immediately due and payable. Borrower may prepay any Non-Formula Advances without penalty or premium.

(ii) Form of Request. Whenever Borrower desires a Non-Formula Advance, Borrower will notify Bank by facsimile transmission, telephone or email no later than 3:30 p.m. Eastern time (2:30 p.m. Eastern time for wire transfers), on the Business Day that the Non-Formula Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Non-Formula Advances under this Agreement, based upon instructions received from an Authorized Officer, or without instructions if in Bank’s discretion such Non-Formula Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic or email notice given by a person whom Bank reasonably believes to be an Authorized Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Non-Formula Advances made under this Section 2.1(c) to Borrower’s deposit account.

5)	Section 2.2 of the Agreement is hereby amended and restated, as follows:

2.2 Overadvances. If the aggregate amount of the outstanding Non-Formula Advances exceeds the Non-Formula Revolving Line at any time, Borrower shall immediately pay to Bank, in Cash, the amount of such excess.

6)	Section 2.3(a) of the Agreement is hereby amended and restated, as follows:

(a)	Interest Rates.

(i) Refinance Term Loan. Except as set forth in Section 2.3(b), the Refinance Term Loan shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to 0.10% above the Prime Rate then in effect.

(ii) Non-Formula Advances. Except as set forth in Section 2.3(b), the Non-Formula Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to 0.10% above the Prime Rate then in effect.

7)	Section 2.3(c) of the Agreement is hereby amended and restated, as follows:

(c) Payments. Interest under the Non-Formula Revolving Line shall he due and payable on the first calendar day of each month during the term hereof. Bank shall charge all interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Non-Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

8)	The following Section 2.5(c) is hereby added to the Agreement, as follows:

(a) Success Fee. Upon the occurrence of a Liquidity Event, a fee equal $175,000. This Section 2.5(c) shall survive any termination of this Agreement.

9)	Section 6.7 of the Agreement is hereby amended and restated, as follows:

6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) Minimum Revenue. Measured monthly and calculated on a trailing three-month-basis, Borrower shall achieve minimum Revenue of at least the amounts shown in the table immediately below for the corresponding reporting periods. For subsequent reporting periods, Bank and Borrower hereby agree that, on or before January 15 of each year during the term of this Agreement, Borrower shall provide to Bank with a budget for the upcoming calendar year, which shall be approved by Borrower’s Board of Directors, and Bank shall use that budget to establish the minimum Revenue amounts for the upcoming year, with such amounts being incorporated herein by an amendment, which Borrower hereby agrees to execute.

Reporting Periods	Minimum Revenue
July 31, 2017	$	[***	]
August 31, 2017	$	[***	]
September 30, 2017	$	[***	]
October 31, 2017	$	[***	]
November 30, 2017	$	[***	]
December 31, 2017	$	[***	]
January 30, 2018	$	[***	]
February 28, 2018	$	[***	]
March 31, 2018	$	[***	]

(b) Liquidity Ratio. A Liquidity Ratio of at least [***].

(c) Future Covenants. Bank and Borrower hereby further agree that following Bank’s receipt of Borrower’s 2018 fiscal year budget, which shall be approved Borrower’s Board of Directors, Bank may establish new financial covenants and/or restructure the financial covenants set forth in this Section 6.7 upon Bank’s receipt and review of such budget. Any such new and/or restructured covenant(s) shall he added to this Agreement through an amendment, which Borrower hereby agrees to promptly execute.

10)	Section 9.4 of the Agreement is hereby amended and restated, as follows:

9.4 Bank Expenses. if Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; and/or (b) set up such reserves under the Non-formula Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

11)	The following defined terms are either added to, or are amended and restated in Exhibit A to the Agreement, as follows:

“Credit Extension” means each Non-Formula Advance, the Refinance Term Loan, or any other extension of credit by Bank to or for the benefit of Borrower.

“Eighth Amendment Effective Date” means July 27, 2017.

“Liquidity” means the sum of: (i) Cash at Bank, plus Cash at a Bank Affiliate subject to an account control agreement reasonably acceptable to Bank; plus (ii) (A) net Accounts less than 90 days from invoice date, less (B) accrued commissions (as such accrual is calculated on Borrower’s financial statement as of the Eighth Amendment Effective Date).

“Liquidity Event” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of Borrower, (b) any reorganization, consolidation, merger or sale of the voting securities of Borrower or any other transaction where the holders of Borrower’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, or (c) an initial public offering of Borrower’s equity securities.

“Liquidity Ratio” means the ratio of Liquidity to all Indebtedness to Bank (but excluding any Indebtedness to Bank which is secured by Cash held in a segregated deposit account at Bank).

“Non-Formula Advance” or “Non-Formula Advances” means a Cash advance or Cash advances under the Non-Formula Revolving Line.

“Non-Formula Revolving Line” means a Credit Extension of up to $7,500,000.

“Non-Formula Revolving Maturity Date” means January 31, 2019.

“Refinance Interest Only End Date” means June 30, 2017.

“Refinance Term Loan Maturity Date” means January 1, 2020.

“Revenue” means revenue recognized in accordance with GAAP.

12)	The defined terms “interest Only End Date” and “Term Loan Maturity Date” and their corresponding definition set forth in Exhibit A to the Agreement are hereby deleted in their entirety.

13)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

14)	Borrower represents and warrants that the representations and warranties contained in the Agreement arc true and correct as of the date of this Amendment.

15)	This Amendment may he executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

16)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a) this Amendment, duly executed by Borrower;

b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

c) payment for all Bank Expenses, including Bank’s expenses in the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

d) such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

THE REALREAL, INC.		PACIFIC WESTERN BANK

By:	/s/ Matt Gustke	By:	/s/ Tim McDonough
Name:	Matt Gustke	Name:	Tim McDonough
Title:	CFO	Title:	SVP, Technology

Signature Page to Eighth Amendment to Loan and Security Agreement